Telmar Network Technology to Acquire Somera Communications
Dallas, TX, June 26, 2006 — Somera Communications, Inc. (Nasdaq: SMRA) and Telmar Network Technology jointly announced today that they have signed a definitive agreement under which Somera will merge with and become a wholly owned subsidiary of Telmar. Shareholders of Somera will receive $4.60 per share in cash from Telmar, representing a 123% premium over the closing price on Friday, June 23 of $2.06. Pending the approval of Somera shareholders, the transaction is expected to close this year.
The combination of Somera and Telmar will create a telecom asset management company with a significant portfolio of products and services. The company will focus on providing the telecom market with reliable, high-quality, and cost-effective solutions for network maintenance, expansion and asset management. Included in the products and services portfolio will be a blend of new and certified legacy telecom equipment, multi vendor repair capabilities as well as Somera’s RecoveryPLUS™ asset management program.
John Kidwell, Chief Executive Officer of Telmar, will serve as CEO of the combined company. The leadership team of the combined entity will be comprised of senior leaders from both companies and will be formed during the approval process. Wayne Higgins, Chief Operating Officer of Somera, will be responsible for overseeing Somera during the transition including both the traditional business lines and the continued expansion of the RecoveryPLUS service offering. David Heard, Chief Executive Officer of Somera, will formally depart Somera on July 1, 2006 and will assist in the transition as a member of the advisory board of Somera.
“We are very pleased to join forces with Somera and further strengthen our leadership position as a cost effective provider of products and services to the nation’s leading carriers.” said Mr. Kidwell. “The combined strength of these two companies better positions us to serve our customers in these rapidly changing and consolidating markets. Achieving significant scale is paramount for competing effectively in today’s market, and this merger will create one of the largest companies in the industry with more than 400 employees serving customers in 25 countries.”
“With continued consolidation in the telecom industry, there are tremendous opportunities for carriers to drive cost savings through asset management services,” said James C. Neary, Managing Director of Warburg Pincus, who acquired Telmar along with management earlier this year. “We believe the merger of Telmar and Somera will result in an outstanding company with the scale, financial strength, and comprehensive products and services offerings to create a sustainable competitive advantage in this attractive market.”
“For more than four decades, Telmar has built a successful franchise by consistently identifying additional opportunities to provide value to its customers. With the addition of Somera’s complementary equipment brokerage operations and unique RecoveryPLUS business, we have significantly enhanced our ability to meet the evolving asset management needs of telecom carriers. The combination of this merger and our recently formed partnership with Warburg Pincus, establishes Telmar as a financially strong,

Somera Communications

profitable industry leader that is well positioned to capitalize on the growing market for telecom asset management.” said CEO Kidwell.
Houlihan Lokey Howard & Zukin acted as a financial advisor to Somera Communications.
Important Information
Investors and security holders are urged to read the proxy statement regarding the transaction referred to in the foregoing information, when it becomes available, because it will contain important information. The proxy statement will be filed with the Securities and Exchange Commission (SEC) by Somera. Investors and security holders may obtain a free copy of the proxy statement (when it becomes available) and other documents filed by Somera with the SEC at the SEC’s website at www.sec.gov. In addition, the proxy statement (when it becomes available) and these other documents may be obtained free of charge from Somera by directing a request to Somera Communications, Inc., 301 S. Northpoint Drive, Coppell, Texas 75019, Attn: Investor Relations.
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Contact:
Tony Rossi
Investor Relations for Somera Communications, Inc.
Financial Relations Board
310-854-8317